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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                         (Amendment No.     1      )(1)
                                       ------------

                          DR REDDY'S LABORATORIES LTD
                         ------------------------------
                                (Name of Issuer)

                                 EQUITY SHARES
                         ------------------------------
                         (Title of Class of Securities)

                                   256135203
                         ------------------------------
                                 (CUSIP Number)

                                  JULY 3, 2001
                         ------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)


------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

Schedule 13G                         Forms
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 256135203                   13G                      Page 2 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
         (NONE)
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [ ]
                                                                   (b)    [X]

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

--------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                 0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER               1,547,405

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER            0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER          1,547,405

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,547,405

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.90%

--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 256135203                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MINISTER FOR FINANCE, SINGAPORE
         (NONE)

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [ ]
                                                                   (b)    [X]

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER            0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER          1,219,880

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER       0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER     1,219,880

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,219,880

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         3.86%

--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 256135203                   13G                      Page 4 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MONETARY AUTHORITY OF SINGAPORE
         (NONE)

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [ ]
                                                                   (b)    [X]

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER            0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER          296,303

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER       0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER     296,303

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         296,303

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.94%

--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 256135203                   13G                      Page 5 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
         (NONE)

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [ ]
                                                                   (b)    [X]

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER            0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER          31,222

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER       0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER     31,222

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         31,222

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.1%

--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

               Dr. Reddy's Laboratories Ltd

ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               7-1-27 Ameerpet,
               Hyderabad, Andhra Pradesh,
               500 016
               India

ITEM 2(a). NAME OF PERSON FILING

     I    Government of Singapore Investment Corporation Pte Ltd
     II   Minister for Finance, Singapore
     III  Monetary Authority of Singapore
     IV   Board of Commissioners of Currency, Singapore

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

     I                    168 Robinson Road
                          #37-01 Capital Tower
                          Singapore 068912

     II, III & IV  c/o    Government of Singapore Investment Corporation Pte Ltd
                          168 Robinson Road
                          #37-01 Capital Tower
                          Singapore 068912

ITEM 2(c). CITIZENSHIP

     I, II, III & IV      Singapore

ITEM 2(d). TITLE OF CLASS OF SECURITIES

               Equity Shares

ITEM 2(e). CUSIP NUMBER

               256135203

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A

               N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [ x ]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                       POWER TO VOTE                 POWER TO DISPOSE
                                                                    --------------------          ----------------------
                                             NO OF SECURITIES
PERSON                                      BENEFICIALLY OWNED      SOLE(1)    SHARED(1)          SOLE(1)      SHARED(1)
------                                      ------------------      -------    ---------          -------      ---------
Government of Singapore Investment
Corporation Pte Ltd                              1,547,405             0       1,547,405             0         1,547,405

Minister for Finance, Singapore                  1,219,880             0       1,219,880             0         1,219,880

Monetary Authority of Singapore                    296,303             0         296,303             0           296,303

Board of Commissioners of
Currency, Singapore                                 31,222             0          31,222             0            31,222

Total(2) (all Reporting Persons)                 1,547,405             0       1,547,405             0         1,547,405

------------
(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 1,219,880 securities beneficially owned by it with the Minister for Finance, Singapore, shares power to vote and dispose of the 296,303 securities beneficially owned by it with the Monetary Authority of Singapore, and shares power to vote and dispose of the 31,222 securities owned by it with the Board of Commissioners of Currency, Singapore.

(2) The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following     [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               N.A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

               N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998

3. Power of Attorney by Board of Commissioners of Currency, Singapore dated 5 March 1998

(incorporated by reference to Exhibit No. 1, 2 and 3 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



    July 11, 2001                      Government of Singapore Investment
----------------------                 Corporation Pte Ltd
        Date

                                       By         /s/ Ho Yuit Mun
                                          --------------------------------------
                                                  Ho Yuit Mun
                                                  Assistant Director



                                       Minister for Finance, Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact


                                       By         /s/ Ho Yuit Mun
                                          --------------------------------------
                                                  Ho Yuit Mun
                                                  Assistant Director



                                       Monetary Authority of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact


                                       By         /s/ Ho Yuit Mun
                                          --------------------------------------
                                                  Ho Yuit Mun
                                                  Assistant Director



                                       Board of Commissioners of Currency,
                                       Singapore by Government of Singapore
                                       Investment Corporation Pte Ltd,
                                       its attorney-in-fact


                                       By         /s/ Ho Yuit Mun
                                          --------------------------------------
                                                  Ho Yuit Mun
                                                  Assistant Director